AMENDMENT NO. 1 TO

CONSULTING AGREEMENT

This Amendment No. 1 (this “Amendment”), to that Consulting Agreement dated December 14, 2018 (the “Agreement”) between Incubara Capital Corp. and Scott Eldridge (collectively, the “Parties”), is entered as of June 25, 2020 (the “Reference Date”)

WHEREAS:

A.The Parties have previously entered into the Agreement; and

B.The Parties desire to amend the Agreement as set forth in this Amendment,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Unless otherwise defined in this Amendment, capitalized terms used but not defined shall have their respective meanings as set forth in the Agreement.

2.Effective December 15, 2018, Subsection 1.2 of the Agreement is deleted in its entirety and replaced with the following:

1.2The term of this Agreement will commence upon the Effective Date and will continue for a period of four months (the “Probation Period”), at which point the term of this Agreement will continue until terminated in accordance with this Agreement (the “Term”), subject to Subsection 1.3 of this Agreement.

3.Effective December 15, 2018, the Agreement is amended by adding a new Subsection 1.3 which reads as follows:

1.3Upon the earlier of:

(a)the listing of the common shares of the Company (the “Common Shares”) on a stock exchange (the “Listing”); and

(b)the Company completing an equity financing for aggregate gross proceeds of at least $1,000,000 (the “Financing Completion”),

and the Company providing written notice to the Consultant, unless previously terminated, the Term shall continue until and terminate on the date that is 12 months following the earlier of the date of the Listing or the date of the Financing Completion (the “Renewal Start Date”), or continue until otherwise terminated in accordance with this Agreement.

(the “Renewal Period”)

4.Effective December 15, 2018, the Agreement is amended by adding a new Subsection 1.4 which reads as follows:

1.4The Consultant will not be entitled to, and the Company will not be required to pay, any compensation in respect of the Services provided during the period (the “Pause Period”) commencing on the date immediately following the last day of the Probation Period and ending on the date immediately preceding the first day of the Renewal Period.

5.Effective December 15, 2018, Subsection 4.1 of the Agreement is deleted in its entirety and replaced with the following:

4.1[Intentionally Omitted]

6.Effective December 15, 2018, Subsection 13.2 of the Agreement is deleted in its entirety and replaced with the following:

13.2During the Pause Period or the Renewal Period, either party may at any time terminate this Agreement, upon at least 30 days' prior written notice to the other party, with or without cause, and such termination will be effective at the expiration of such notice period.

7.Effective December 15, 2018, Section 2 of Schedule “A” of the Agreement is deleted in its entirety and replaced with the following:

2.Compensation

In consideration for the Consultant providing the Services during the Term of the Agreement, the Company shall pay to the Consultant as follows:

i)On the Renewal Start Date, an aggregate of $20,000 plus GST, payable in Common Shares at a price per Common Share determined by the Company, such price not to be less than $0.25 per Common Share, in respect of the Services provided by the Consultant during the Probation Period; and

ii)Beginning on the Renewal Start Date and until the earlier of (i) the final date of the Renewal Period and (ii) the termination of the Term in accordance with this Agreement, $8,333.33 plus GST per month, payable in cash, in respect of the Services provided by the Consultant during the Renewal Period.

If the Consultant is still engaged under this Agreement on the Renewal Start Date, the Company will grant to the Consultant 500,000 stock options (“Options”), each Option exercisable to acquire one Common Share for a period of two years from the date of grant at an exercise price per Common Share (i) equal to the lowest price permitted by the applicable stock exchange, if any, on the date of grant or (ii) determined by the Company if the Common Shares are not listed on a stock exchange. The grant and terms of the Options will be subject to the terms of the Company’s incentive stock option plan, applicable securities laws and stock exchange policies and approval by the Board. The Options shall vest as follows:

Number of Options Vested	Vesting Date
25%	On the Renewal Start Date
25%	Four months after the Renewal Start Date
25%	Eight months after the Renewal Start Date
25%	Twelve months after the Renewal Start Date

8.This Amendment, together with the Agreement as amended hereby, constitutes the entire agreement and understanding of the Parties with respect to those subject matters hereof and thereof, and supersedes all prior and contemporaneous negotiations, correspondence, agreements, understandings, duties and obligations with respect to the subject matters hereof.

9.Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, and are hereby ratified, confirmed and approved in all respects by the Parties without any further modification.

10.This Amendment may be executed in any number of counterparts and delivered by email or facsimile, each of which shall be deemed to be an original, but all of which together shall constitute the same Amendment. Execution and delivery of this Amendment by facsimile or other electronic means shall be deemed to be, and shall have the same effect as, execution by an original signature and delivery in person.

[Signatures on the following page]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Reference Date.

INCUBARA CAPITAL CORP.

Per:  “Geoff Watson”

Authorized Signatory

“Scott Eldridge”

SCOTT ELDRIDGE